Exhibit 23.1.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191462-04 and 333-179835-01 on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of Duke Energy Florida, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Florida, Inc. for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 27, 2015